Exhibit 99.1

UNITED MORTGAGE TRUST 2009 Annual Shareholder Meeting June 10, 2009

United Mortgage Trust Investments Since 2000 we have advised you that a shift in investment asset allocation was an expected result of adapting to changes in real estate markets. Our portfolio concentrations have shifted over twelve years of investing, as we have sought adequate supplies of suitable loans in a changing real estate finance market.

United Mortgage Trust Investments On February 20, 2009 we amended and restated our investment objectives at follows: Our principal investment objectives are to invest proceeds from our dividend reinvestment plan, financing proceeds, capital transaction proceeds and retained earnings in nine types of investments: first lien secured interim mortgage loans with initial terms of 12 months or less for the acquisition and renovation of single-family homes, which we refer to as "Interim Loans"; secured, subordinate line of credit to UMTH Lending Company, L.P. for origination of Interim Loans; lines of credit and secured loans for the acquisition and development of single-family home lots, referred to as "Land Development Loans"; (iv) lines of credit and loans secured by entitled and developed single-family lots, referred to as "Finished Lot Loans"; and, (v) lines of credit and loans secured by completed model homes, referred to as "Model Home Loans"; and, (vi) loans provided to entities that have recently filed for bankruptcy protection under Chapter 11 of the US bankruptcy code, secured by a priority lien over pre-bankruptcy secured creditors, referred to as "Debtor in Possession Loans" and, (vii) lines of credit and loans, with terms of 18 months or less, secured by single family lots and homes constructed thereon, referred to as "Construction Loans"; and, (viii) first lien secured mortgage loans with terms of 12 to 360 months for the acquisition of single-family homes, referred to as "Residential Mortgages"; and, (ix) discounted cash flows secured by assessments levied on real property.

United Mortgage Trust Investments In addition, we intend to generate fee income by providing credit enhancements associated with residential real estate financing transactions in the various forms as recommended from time-to-time by our Advisor and approved by our Board of Trustees, including but not limited to, guarantees, pledges of cash deposits, letters of credit and tri-party inter-creditor agreements, all of which we refer to as "Credit Enhancements".

United Mortgage Trust Investments The following chart below demonstrates the transition from long term 1st lien single family loans to short term real estate secured interim loans and the genesis and growth of investment in a loan secured by 1st lien and subordinate single family lot development loans.

United Mortgage Trust Historical Shift in Investment Concentrations

United Mortgage Trust Investments We will continue to adapt to changes in our market. We are phasing out of investing in Interim Loans, We plan to continue to invest in Land Development Loans, Finished Lot Loans and Model Home Loans because, Land Development Loans and Finished Lot Loans have provided us with suitable collateral positions, well capitalized borrowers and attractive yields; Model Home Loans are expected to provide us with suitable collateral positions, well capitalized borrowers and attractive yields. Land Development Loans and Finished Lot Loans have produced higher returns than those of Residential Mortgages. Model Home Loans are expected to produce higher yields commensurate with Land Development Loans and Finished Lot Loans. As we phase out of Interim Loans we will increase the percentage of our portfolio invested in Land Development Loans, Finished Lot Loans and Model Home Loans until market conditions indicate the need for an adjustment of the portfolio mix.

United Mortgage Trust Investments and Leverage 2008 Throughout the year 2008 our portfolio yields decreased as a result of the Unavailability of leverage. We are seeking new credit facilities to better suit our shift in our investment portfolio We intend to increase our leverage when available and as we increase our investment in land development and finished lot loans

United Mortgage Trust Earnings The effect of housing and credit markets deterioration were evident in the 2008 income statement. Net Income per share decreased from $1.59 per share in 2007 to $1.04 per share in 2008, a 35% decline from 2007. We booked loss reserves of $2.0MM related to sub par performance of our certain classes of borrowers. We may book additional loss reserves as we liquidate the collateral securing the non-performing loans and correspondingly suppress earnings. Our lack of leverage will also have an impact on earnings.

United Mortgage Trust Distribution of Capital We distributed $2,267,779 as a return of capital in 2008. The capital distributions equated to a decrease in net asset value of $0.35 per share.

United Mortgage Trust Distributions Our current objective is to distribute 90% of our net income, however, we may distribute a higher percentage of our income and capital in an effort to keep a consistent distribution as we manage though our portfolio shift. 2008 distributions equaled $1.35 per share Q1 2009 distributions were at $1.20 per share Q2 2009 distributions were at $0.58 per share Distribution rates are reviewed monthly by our board of Trustees

United Mortgage Trust Dividend Reinvestment We modified our Dividend Reinvestment Plan effective May 2009 with the adjustment of our share purchase price to equal our Net Asset Value Currently our Dividend Reinvestment Plan is open only to existing Shareholders

United Mortgage Trust Liquidity United Mortgage Trust is entering its 13th year of operation. We have approximately 2,240 shareholders. In 2008 we redeemed 321,254 shares for approximately $6.2MM Since 2000, we have repurchased approximately 1,673,000 shares, approximating 20% of total shares outstanding

United Mortgage Trust Share Redemption Plan ("SRP") We modified our SRP effective May 1, 2009 Our current share redemption program allows us to purchase up to 5% of the shares outstanding per year Shares will be repurchased according to the date of the initial liquidity request on a first-come, first-serve basis Our shares are redeemed quarterly at both the Adjusted Share Price or the Net Asset Value.

United Mortgage Trust Trustees Trustees Griffin, Cadwell, Wadsworth, Marshall and Gillis have been elected to serve for the next twelve months

United Mortgage Trust Financial Performance of United Mortgage Trust UMT has produced over $83 million in net income, with an average rate of return to its shareholders approximating 8% Earnings for 2008, net of loan loss reserves, were $6.7 million 2009 earnings are expected to be tempered by the lack of leverage and expense associated with liquidating sub performing investments

United Mortgage Trust Summary We amended and restated our investment objectives to further balance our portfolio between land development loans, lot banking loans, construction loans and model home loans. Our earning declined as a result of credit and housing market conditions We redeemed approximately 5% of shares outstanding We modified both our Share Redemption Plan and our Dividend Reinvestment Plan 2009 will be another transition year as we continue our investment portfolio shift, reintroduce leverage and work through non- performing assets

United Mortgage Trust Goals Our goals remain the same: We will continue to seek real estate mortgage investments which provide safety and higher yields, and We will continue to pursue increased liquidity for our shareholders wishing to sell their shares while protecting the share value for our remaining shareholders